SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

NEOPROBE CORPORATION

FORM 10-K ANNUAL REPORT

FOR THE FISCAL YEARS ENDED:

DECEMBER 31, 2010, 2009 AND 2008

FINANCIAL STATEMENTS

NEOPROBE CORPORATION and SUBSIDIARY

Report of Independent Registered Public Accounting Firm

Board of Directors
Neoprobe Corporation
Dublin, Ohio

We have audited the accompanying consolidated balance sheets of Neoprobe Corporation as of December 31, 2010 and 2009 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Neoprobe Corporation at December 31, 2010 and 2009, and the results of its operations and cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Neoprobe Corporation's internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control−Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 16, 2011, not included herein, expressed an unqualified opinion thereon.

/s/ BDO USA, LLP

Chicago, Illinois
March 16, 2011, except for Note 2 which is as of December 30, 2011

Neoprobe Corporation and Subsidiaries
Consolidated Balance Sheets

December 31, 2010 and 2009

ASSETS	2010	2009

Current assets:
Cash	$6,420,506	$5,639,842
Accounts receivable, net	137,958	413
Inventory	632,000	525,000
Prepaid expenses and other	257,899	390,293
Assets associated with discontinued operations, current	2,784,640	2,061,617

Total current assets	10,233,003	8,617,165

Property and equipment	1,366,105	1,009,215
Less accumulated depreciation and amortization	960,726	867,298

	405,379	141,917

Patents and trademarks	63,643	37,767
Less accumulated amortization	21,171	21,171

	42,472	16,596

Other assets	7,421	24,707
Assets associated with discontinued operations	174,463	217,374

Total assets	$10,862,738	$9,017,759

Continued

Neoprobe Corporation and Subsidiaries
Consolidated Balance Sheets, continued

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	2010	2009

Current liabilities:
Accounts payable	$1,357,796	$456,572
Accrued liabilities and other	1,014,130	828,493
Notes payable to finance companies	62,411	—
Derivative liabilities, current	405,524	—
Liabilities associated with discontinued operations, current	1,104,578	1,117,582

Total current liabilities	3,944,439	2,402,647

Note payable to Bupp Investors, net of discount of $54,093	—	945,907
Notes payable to investor	—	10,000,000
Derivative liabilities	2,077,799	1,951,664
Liabilities associated with discontinued operations	672,924	534,119
Other liabilities	35,831	53,274

Total liabilities	6,730,993	15,887,611

Commitments and contingencies

Preferred stock; $.001 par value; 5,000,000 shares authorized; 3,000 Series A shares, $1,000 face value, issued and outstanding at December 31, 2009	—	3,000,000

Stockholders’ equity (deficit):
Preferred stock; $.001 par value; 5,000,000 shares authorized; 10,000 Series B shares and 1,000 Series C shares issued and outstanding at December 31, 2010	11	—
Common stock; $.001 par value; 150,000,000 shares authorized; 86,319,913 and 80,936,711 shares issued and outstanding at December 31, 2010 and 2009, respectively	86,320	80,937
Additional paid-in capital	254,915,713	182,747,897
Accumulated deficit	(250,870,299)	(192,698,686)

Total stockholders’ equity (deficit)	4,131,745	(9,869,852)

Total liabilities and stockholders’ equity (deficit)	$10,862,738	$9,017,759

See accompanying notes to consolidated financial statements.

Neoprobe Corporation and Subsidiaries
Consolidated Statements of Operations

	Years Ended December 31,
	2010	2009	2008

Grant revenue	$617,392	$—	$—

Operating expenses:
Research and development	8,941,046	4,379,614	3,755,622
Selling, general and administrative	4,353,136	3,028,500	2,936,344
Total operating expenses	13,294,182	7,408,114	6,691,966

Loss from operations	(12,676,790)	(7,408,114)	(6,691,966)

Other income (expense):
Interest income	8,804	18,749	60,808
Interest expense	(554,988)	(1,533,047)	(1,744,825)
Change in derivative liabilities	(1,336,234)	(18,132,274)	(451,381)
Loss on extinguishment of debt	(41,717,380)	(16,240,592)	—
Other	32,594	(3,422)	11,308
Total other expense, net	(43,567,204)	(35,890,586)	(2,124,090)

Loss from continuing operations	(56,243,994)	(43,298,700)	(8,816,056)

Discontinued operations:
Impairment loss	—	(1,713,822)	—
Income from operations	6,279,126	5,406,802	3,649,830

Net loss	(49,964,868)	(39,605,720)	(5,166,226)

Preferred stock dividends	(8,206,745)	(240,000)	—

Loss attributable to common stockholders	$(58,171,613)	$(39,845,720)	$(5,166,226)

Loss per common share (basic and diluted):
Continuing operations	$(0.80)	$(0.59)	$(0.13)
Discontinued operations	$0.08	$0.05	$0.05
Attributable to common stockholders	$(0.72)	$(0.54)	$(0.08)

Weighted average shares outstanding:
Basic and diluted	80,726,498	73,771,871	68,594,172

See accompanying notes to consolidated financial statements.

Neoprobe Corporation and Subsidiaries
Consolidated Statements of Stockholders’ Equity (Deficit)

	Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Total

Balance, December 31, 2007	—	$—	67,240,030	$67,240	$136,765,697	$(140,776,531)	$—	$(3,943,594)

Issued restricted stock to employees	—	—	480,000	480	(30)	—	—	450
Issued stock to investor advisory service firms	—	—	117,500	118	78,433	—	—	78,551
Issued stock to 401(k) plan	—	—	114,921	115	29,916	—	—	30,031
Issued stock upon exercise of warrants	—	—	2,365,190	2,365	167,441	—	—	169,806
Issued stock upon exercise of stock options	—	—	185,000	185	61,715	—	—	61,900
Issued stock as a commitment fee in connection with a stock purchase agreement	—	—	360,000	360	215,640	—	—	216,000
Paid preferred stock issuance costs	—	—	—	—	(180,000)	—	—	(180,000)
Paid common stock issuance costs	—	—	—	—	(900)	—	—	(900)
Issued warrants to purchase common stock	—	—	—	—	2,473,087	(1,130,629)	—	1,342,458
Effect of beneficial conversion feature of convertible promissory note	—	—	—	—	1,443,845	—	—	1,443,845
Effect of beneficial conversion feature of convertible preferred stock	—	—	—	—	1,550,629	(1,550,629)	—	—
Effect of put option feature of convertible preferred stock	—	—	—	—	—	(216,000)	—	(216,000)
Reclassified derivative liabilities	—	—	—	—	2,924,994	—	—	2,924,994
Stock compensation expense	—	—	—	—	211,577	—	—	211,577
Comprehensive loss:
Net loss	—	—	—	—	—	(5,166,226)	—	(5,166,226)
Unrealized gain on available-for-sale securities	—	—	—	—	—	—	1,383	1,383
Total comprehensive loss	—	—	—	—	—	—	—	(5,164,843)

Balance, December 31, 2008	—	—	70,862,641	70,863	145,742,044	(148,840,015)	1,383	(3,025,725)

Effect of adopting new provisions of FASB ASC Topic 815	—	—	—	—	(8,948,089)	(4,012,951)	—	(12,961,040)
Issued restricted stock to employees and directors	—	—	1,260,000	1,260	—	—	—	1,260
Cancelled restricted stock	—	—	(9,000)	(9)	9	—	—	—
Issued stock to 401(k) plan	—	—	80,883	81	33,392	—	—	33,473
Issued stock upon exercise of warrants	—	—	6,948,507	6,949	6,534,985	—	—	6,541,934
Issued stock upon exercise of stock options	—	—	400,441	400	124,216	—	—	124,616
Issued stock in payment of interest on convertible debt and dividends on convertible preferred stock	—	—	1,393,239	1,393	1,029,940	—	—	1,031,333
Paid preferred stock issuance costs	—	—	—	—	(6,323)	—	—	(6,323)
Paid common stock issuance costs	—	—	—	—	(207,000)	—	—	(207,000)
Effect of change in terms of notes payable, preferred stock and warrants	—	—	—	—	37,999,312	—	—	37,999,312
Stock compensation expense	—	—	—	—	445,411	—	—	445,411
Preferred stock dividends	—	—	—	—	—	(240,000)	—	(240,000)
Comprehensive loss:
Net loss	—	—	—	—	—	(39,605,720)	—	(39,605,720)
Unrealized loss on available-for-sale securities	—	—	—	—	—	—	(1,383)	(1,383)
Total comprehensive loss	—	—	—	—	—	—	—	(39,607,103)

Balance, December 31, 2009	—	—	80,936,711	80,937	182,747,897	(192,698,686)	—	(9,869,852)

Continued

Neoprobe Corporation and Subsidiaries
Consolidated Statements of Stockholders’ Equity (Deficit), continued

	Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Total

Balance, December 31, 2009	—	—	80,936,711	80,937	182,747,897	(192,698,686)	—	(9,869,852)

Issued stock in payment of interest on convertible debt and dividends on convertible preferred stock	—	—	347,832	348	476,319	—	—	476,667
Issued stock upon exercise of options, net of costs	—	—	350,156	350	(64,055)	—	—	(63,705)
Issued stock in connection with stock purchase agreement, net of costs	—	—	660,541	661	776,797	—	—	777,458
Issued stock to 401(k) plan	—	—	53,499	53	40,570	—	—	40,623
Issued Series B and Series C convertible preferred stock, net of costs	11,000	11	—	—	64,636,810	—	—	64,636,821
Cancelled restricted stock	—	—	(4,500)	(5)	5	—	—	—
Issued restricted stock	—	—	660,000	660	—	—	—	660
Issued warrants in connection with consulting agreement	—	—	—	—	279,367	—	—	279,367
Issued stock upon exercise of warrants and other	—	—	157,778	158	316,660	—	—	316,818
Issued common stock and warrants in connection with direct offering, net of costs	—	—	3,157,896	3,158	4,306,793	—	—	4,309,951
Effect of change in terms of warrants	—	—	—	—	800,878	—	—	800,878
Stock compensation expense	—	—	—	—	597,672	—	—	597,672
Preferred stock dividends, including deemed dividends	—	—	—	—	—	(8,206,745)	—	(8,206,745)
Comprehensive loss:
Net loss	—	—	—	—	—	(49,964,868)	—	(49,964,868)

Balance, December 31, 2010	11,000	$11	86,319,913	$86,320	$254,915,713	$(250,870,299)	$—	$4,131,745

See accompanying notes to consolidated financial statements.

Neoprobe Corporation and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net loss	$(49,964,868)	$(39,605,720)	$(5,166,226)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of equipment	215,462	202,703	183,209
Amortization of intangible assets	7,998	131,046	225,143
Loss on disposal and abandonment of assets	7,476	18,794	30,850
Amortization of debt discount and debt offering costs	16,109	428,060	706,064
Issuance of common stock in payment of interest and dividends	476,667	791,333	—
Stock compensation expense	597,672	445,411	211,577
Change in derivative liabilities	1,336,234	18,132,274	451,381
Loss on extinguishment of debt	41,717,380	16,240,592	—
Issuance of warrants in connection with consulting agreement	279,367	—	—
Impairment loss on discontinued operations	—	1,713,822	—
Other	40,623	33,473	130,341
Change in operating assets and liabilities:
Accounts receivable	(707,914)	296,813	(22,160)
Inventory	(381,382)	(653,043)	93,372
Prepaid expenses and other assets	39,232	105,262	131,039
Accounts payable	759,411	38,146	(46,865)
Accrued liabilities and other liabilities	157,899	121,277	108,525
Deferred revenue	232,866	77,704	(58,368)

Net cash used in operating activities	(5,169,768)	(1,482,053)	(3,022,118)

Cash flows from investing activities:
Purchases of available-for-sale securities	—	—	(690,000)
Maturities of available-for-sale securities	—	494,000	196,000
Purchases of equipment	(366,629)	(96,331)	(116,352)
Proceeds from sales of equipment	—	251	495
Patent and trademark costs	(32,111)	(71,344)	(17,486)

Net cash (used in) provided by investing activities	(398,740)	326,576	(627,343)

Cash flows from financing activities:
Proceeds from issuance of preferred stock	—	—	3,000,000
Proceeds from issuance of common stock	7,092,163	3,641,010	232,156
Payment of stock offering costs	(611,264)	(244,001)	(180,900)
Payment of preferred stock dividends	(111,389)	—	—
Proceeds from notes payable	—	—	3,000,000
Payment of debt issuance costs	—	(20,183)	(200,154)
Payment of notes payable	(8,710)	(137,857)	(158,304)
Payments under capital leases	(11,628)	(9,487)	(17,720)

Net cash provided by financing activities	6,349,172	3,229,482	5,675,078

Net increase in cash	780,664	2,074,005	2,025,617
Cash, beginning of year	5,639,842	3,565,837	1,540,220

Cash, end of year	$6,420,506	$5,639,842	$3,565,837

See accompanying notes to consolidated financial statements.

Notes to the Consolidated Financial Statements

1.	Organization and Summary of Significant Accounting Policies

a.
Organization and Nature of Operations: Neoprobe Corporation (Neoprobe, the Company, or we), a Delaware corporation, is engaged in the development and commercialization of innovative surgical and diagnostic products that enhance patient treatment by meeting the critical decision making needs of physicians. We currently manufacture a line of gamma radiation detection equipment used in the application of sentinel lymph node biopsy (SLNB).

Our gamma detection device products are currently marketed throughout most of the world through a distribution arrangement with Devicor Medical Products, Inc. (Devicor). Prior to July 2010, our gamma detection device products were marketed through a distribution arrangement with Ethicon Endo-Surgery, Inc. (EES), a Johnson & Johnson company. In July 2010, Devicor acquired EES’ breast biopsy business, including an assignment of the distribution agreement with Neoprobe. For the year ended December 31, 2010, 96% of net sales were made to Devicor or EES. The loss of this customer would have a significant adverse effect on our operating results. For the year ended December 31, 2009, 92% of net sales were made to EES. As disclosed below, we sold our gamma detection device line of business (the GDS Business) to Devicor in August 2011.

We also have developmental and/or intellectual property rights related to two drugs that could be used in connection with gamma detection devices in cancer surgeries. The first, Lymphoseek®, is intended to be used in determining the spread of certain solid tumor cancers into the lymphatic system. The second, RIGScanTM, is intended to be used to help surgeons locate cancerous or disease-involved tissue during colorectal cancer surgeries. Both of these drug products are still in development and must be cleared for marketing by the appropriate regulatory bodies before they can be sold in any markets.

In January 2005 we formed a new corporation, Cira Biosciences, Inc. (Cira Bio), to explore the development of patient-specific cellular therapies that have shown positive patient responses in a variety of clinical settings. Cira Bio is combining our activated cellular therapy (ACT) technology for patient-specific oncology treatment with similar technology licensed from Cira LLC, a privately held company, for treating viral and autoimmune diseases. Neoprobe owns approximately 90% of the outstanding shares of Cira Bio with the remaining shares being held by the principals of Cira LLC.

b.
Principles of Consolidation: Our consolidated financial statements include the accounts of Neoprobe, our wholly-owned subsidiary, Cardiosonix, and our majority-owned subsidiary, Cira Bio. All significant inter-company accounts were eliminated in consolidation.

In May 2011, the Company’s Board of Directors approved the sale (the Asset Sale) of the GDS Business to Devicor and the Company executed an Asset Purchase Agreement (APA) with Devicor dated May 24, 2011. Our stockholders approved the Asset Sale at our Annual Meeting of Stockholders on August 15, 2011, and the Asset Sale closed on August 17, 2011 consistent with the terms of the APA. Under the terms of the APA, we sold the assets and assigned certain liabilities that were primarily related to the GDS Business. In exchange for the assets of the GDS Business, Devicor made a cash payment to us of $30,000,000 and agreed to pay an additional amount for a net working capital adjustment, currently estimated at $254,000, assumed certain liabilities of the Company associated with the GDS Business as specified in the APA, and agreed to make royalty payments to us of up to an aggregate maximum amount of $20,000,000 based on the net revenue attributable to the GDS Business over the course of the next six fiscal years. Our consolidated balance sheets and statements of operations have been reclassified, as required, for all periods presented to reflect the GDS Business as a discontinued operation. Cash flows associated with the operation of the GDS Business have been combined within operating, investing and financing cash flows, as appropriate, in our consolidated statements of cash flows. See Note 2.

In August 2009, the Company’s Board of Directors decided to discontinue the operations of and attempt to sell our Cardiosonix subsidiary. This decision was based on the determination that the blood flow measurement device segment was no longer considered a strategic initiative of the Company, due in large part to positive events in our other device product and drug development initiatives. Our consolidated statements of operations have been reclassified, as required, for all periods presented to reflect Cardiosonix as a discontinued operation. Cash flows associated with the operation of Cardiosonix have been combined within operating, investing and financing cash flows, as appropriate, in our consolidated statements of cash flows. See Note 2.

Notes to the Consolidated Financial Statements

c.
Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d.
Financial Instruments and Fair Value: The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value, giving the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 – Quoted prices in markets that are not active or financial instruments for which all significant inputs are observable, either directly or indirectly; and

Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. In determining the appropriate levels, we perform a detailed analysis of the assets and liabilities whose fair value is measured on a recurring basis. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs or instruments which trade infrequently and therefore have little or no price transparency are classified as Level 3. In estimating the fair value of our derivative liabilities, we used the Black-Scholes option pricing model and, where necessary, other macroeconomic, industry and Company-specific conditions. In addition, we considered non-performance risk and determined that such risk is minimal. See Note 3.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

(1)	Cash, accounts receivable, accounts payable, and accrued liabilities: The carrying amounts approximate fair value because of the short maturity of these instruments.

(2)
Note payable to finance company: The fair value of our debt is estimated by discounting the future cash flows at rates currently offered to us for similar debt instruments of comparable maturities by banks or finance companies. At December 31, 2010, the carrying value of this instrument approximated fair value. We had no notes payable to finance companies at December 31, 2009.

(3)
Note payable to Bupp Investors: The carrying value of our debt is presented as the face amount of the note less the unamortized discount related to the initial estimated fair value of the warrants to purchase common stock issued in connection with the note. At December 31, 2009, the note payable to the Bupp Investors had an estimated fair value of $3.9 million based on the closing market price of our common stock. During June 2010, the Bupp Investors exchanged their note for preferred stock, resulting in extinguishment of the debt. See Note 9.

(4)
Notes payable to investor: The carrying value of our debt at December 31, 2009 is presented as the face amount of the notes. At December 31, 2009, the notes payable to investor had an estimated fair value of $31.0 million based on the closing market price of our common stock. During June 2010, the investor exchanged their notes for preferred stock, resulting in extinguishment of the debt. See Note 9.

Notes to the Consolidated Financial Statements

(5)
Derivative liabilities: Derivative liabilities are recorded at fair value. Fair value of warrant liabilities is determined based on a Black-Scholes option pricing model calculation. Fair value of conversion and put option liabilities is determined based on a probability-weighted Black-Scholes option pricing model calculation. Unrealized gains and losses on the derivatives are classified in other expenses as a change in derivative liabilities in the statements of operations. During June 2010, certain investors exchanged their notes for preferred stock, resulting in extinguishment of our remaining put option liabilities. See Note 10.

e.
Stock-Based Compensation: At December 31, 2010, we have instruments outstanding under three stock-based compensation plans; the Amended and Restated Stock Option and Restricted Stock Purchase Plan (the Amended Plan), the 1996 Stock Incentive Plan (the 1996 Plan), and the Second Amended and Restated 2002 Stock Incentive Plan (the 2002 Plan). Currently, under the 2002 Plan, we may grant incentive stock options, nonqualified stock options, and restricted stock awards to full-time employees and directors, and nonqualified stock options and restricted stock awards may be granted to our consultants and agents. Total shares authorized under each plan are 2 million shares, 1.5 million shares and 7 million shares, respectively. An additional 3 million shares have been authorized under the 2002 Plan by the Company’s board of directors, subject to ratification by stockholders at the next annual stockholders’ meeting. Although instruments are still outstanding under the Amended Plan and the 1996 Plan, these plans have expired and no new grants may be made from them. Under all three plans, the exercise price of each option is greater than or equal to the closing market price of our common stock on the day prior to the date of the grant.

Stock options granted under the Amended Plan, the 1996 Plan and the 2002 Plan generally vest on an annual basis over one to four years. Outstanding stock options under the plans, if not exercised, generally expire ten years from their date of grant or 90 days from the date of an optionee’s separation from employment with the Company. We issue new shares of our common stock upon exercise of stock options.

Stock-based payments to employees and directors, including grants of stock options, are recognized in the statement of operations based on their estimated fair values. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing model to value share-based payments. Expected volatilities are based on the Company’s historical volatility, which management believes represents the most accurate basis for estimating expected volatility under the current circumstances. Neoprobe uses historical data to estimate forfeiture rates. The expected term of stock options granted is based on the vesting period and the contractual life of the options. The risk-free rate is based on the U.S. Treasury yield in effect at the time of the grant. The assumptions used to calculate fair value for the years ended December 31, 2010 and 2009 are noted in the following table:

	2010	2009
Expected volatility	61%-68%	73%-91%
Weighted-average volatility	66%	81%
Expected dividends	—	—
Expected term (in years)	6.0-6.3	5.5-6.0
Risk-free rate	1.7%-2.4%	1.8%-2.7%

Compensation cost arising from stock-based awards is recognized as expense using the straight-line method over the vesting period. Restricted shares generally vest upon occurrence of a specific event or achievement of goals as defined in the grant agreements. As a result, we record compensation expense related to grants of restricted stock based on management’s estimates of the probable dates of the vesting events. See Note 4.

Notes to the Consolidated Financial Statements

f.
Cash and Cash Equivalents: Cash equivalents are highly liquid instruments such as U.S. Treasury bills, bank certificates of deposit, corporate commercial paper and money market funds which have maturities of less than 3 months from the date of purchase. The Company held no cash equivalents at December 31, 2010 or 2009.

g.
Inventory: All components of inventory are valued at the lower of cost (first-in, first-out) or market. We adjust inventory to market value when the net realizable value is lower than the carrying cost of the inventory. Market value is determined based on estimated sales activity and margins.

From time to time, we capitalize certain inventory costs associated with our Lymphoseek product prior to regulatory approval and product launch based on management’s judgment of probable future commercial use and net realizable value of the inventory. We could be required to permanently write down previously capitalized costs related to pre-approval or pre-launch inventory upon a change in such judgment, due to a denial or delay of approval by regulatory bodies, a delay in commercialization, or other potential factors. Conversely, our gross margins may be favorably impacted if some or all of the inventory previously expensed becomes available and is used for commercial sale. See Note 6.

h.
Property and Equipment: Property and equipment are stated at cost, less accumulated depreciation and amortization. Property and equipment under capital leases are stated at the present value of minimum lease payments. Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable assets ranging from 2 to 7 years, and includes amortization related to equipment under capital leases, which is amortized over the shorter of the estimated useful life of the leased asset or the term of the lease. Maintenance and repairs are charged to expense as incurred, while renewals and improvements are capitalized. See Note 7.

i.
Intangible Assets: Intangible assets consist primarily of patents and trademarks. Intangible assets are stated at cost, less accumulated amortization. Patent costs are amortized using the straight-line method over the estimated useful lives of the patents of approximately 5 to 15 years. Patent application costs are deferred pending the outcome of patent applications. Costs associated with unsuccessful patent applications and abandoned intellectual property are expensed when determined to have no recoverable value. We evaluate the potential alternative uses of all intangible assets, as well as the recoverability of the carrying values of intangible assets, on a recurring basis.

j.
Impairment or Disposal of Long-Lived Assets: Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. See Notes 2 and 7.

k.
Other Assets: We defer costs associated with the issuance of notes payable and amortize those costs over the period of the notes using the effective interest method. In 2009, we incurred $20,000 of debt issuance costs related to notes payable. During 2010 and 2009, we expensed $13,000 and $524,000, respectively, of deferred debt issuance costs as a result of debt modification activities. Other assets at December 31, 2009 include deferred debt issuance costs of $17,000. See Note 9.

l.
Derivative Instruments: Derivative instruments embedded in contracts, to the extent not already a free-standing contract, are bifurcated from the debt instrument and accounted for separately. All derivatives are recorded on the consolidated balance sheet at fair value in accordance with current accounting guidelines for such complex financial instruments. Derivative liabilities with expiration dates within one year are classified as current, while those with expiration dates in more than one year are classified as long term. We do not use derivative instruments for hedging of market risks or for trading or speculative purposes. See Note 10.

Notes to the Consolidated Financial Statements

m.
Revenue Recognition: We currently generate revenue primarily from grants to support various product development initiatives. We generally recognize grant revenue when expenses reimbursable under the grants have been incurred and payments under the grants become contractually due.

n.	Research and Development Costs: All costs related to research and development activities are expensed as incurred.

o.
Income Taxes: Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Due to the uncertainty surrounding the realization of the deferred tax assets in future tax returns, all of the deferred tax assets have been fully offset by a valuation allowance at December 31, 2010 and 2009. See Note 12.

Current accounting standards include guidance on the accounting for uncertainty in income taxes recognized in the financial statements. Such standards also prescribe a recognition threshold and measurement model for the financial statement recognition of a tax position taken, or expected to be taken, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The ultimate deductibility of all tax positions is highly certain, although there is uncertainty about the timing of such deductibility. As a result, no liability for uncertain tax positions was recorded as of December 31, 2010 or 2009 and we do not expect any significant changes in the next twelve months. Should we need to accrue interest or penalties on uncertain tax positions, we would recognize the interest as interest expense and the penalties as a selling, general and administrative expense. As of December 31, 2010, tax years 2007-2010 remained subject to examination by federal and state tax authorities.

p.
Recent Accounting Developments: In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2010-6, Improving Disclosures about Fair Value Measurements. ASU 2010-6 amends FASB ASC Topic 820, Fair Value Measurements and Disclosures. ASU 2010-6 requires new disclosures as follows: (1) Transfers in and out of Levels 1 and 2 and (2) Activity in Level 3 fair value measurements. An entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. In the reconciliation of fair value measurements using significant unobservable inputs (Level 3), an entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). ASU 2010-6 also clarifies existing disclosures as follows: (1) Level of disaggregation and (2) Disclosures about inputs and valuation techniques. An entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. An entity needs to use judgment in determining the appropriate classes of assets and liabilities. An entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3. ASU 2010-6 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the separate disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. We adopted the initial provisions of ASU 2010-6 beginning January 1, 2010. As the new provisions of ASU 2010-6 provide only disclosure requirements, the adoption of this standard did not impact our consolidated financial position, results of operations or cash flows, but did result in increased disclosures.

Notes to the Consolidated Financial Statements

In December 2010, the FASB issued ASU 2010-27, Fees Paid to the Federal Government by Pharmaceutical Manufacturers. ASU 2010-27 specifies that the liability for the Company’s portion of the annual fee on the pharmaceutical manufacturing industry should be estimated and recorded in full upon the first qualifying sale with a corresponding deferred cost that is amortized to expense using a straight-line method of allocation unless another method better allocates the fee over the calendar year that it is payable. ASU 2010-27 is effective for calendar years beginning after December 31, 2010, when the fee initially becomes effective. ASU 2010-27 will not impact our consolidated financial position, results of operations or cash flows until the period in which we begin sales of our pharmaceutical products. The effect the adoption of ASU 2010-27 will have on us will depend on the amount of the total annual fee and the amount of Neoprobe’s annual sales relative to the total sales of all other U.S. pharmaceutical manufacturers.

2.	Discontinued Operations

In August 2009, the Company’s Board of Directors decided to discontinue the operations of and attempt to sell our Cardiosonix subsidiary. This decision was based on the determination that the blood flow measurement device segment was no longer considered a strategic initiative of the Company, due in large part to positive achievements related to our other device product and drug development initiatives. We have not received significant expressions of interest in the Cardiosonix business; however, we are obligated to continue to service and support the Cardiosonix devices through 2013. As such, while we continue to wind down our activities in this area, we expect to continue to generate minimal revenues and incur minimal expenses related to our blood flow measurement device business until a final shutdown of operations or a sale of the business unit is completed.

In August 2011, we completed the sale of the GDS Business to Devicor under the terms of the APA that was signed in May 2011. On August 17, 2011, Devicor made a cash payment to us of $30,000,000, assumed certain liabilities of the Company associated with the GDS Business as specified in the APA, and agreed to make royalty payments to us of up to an aggregate maximum amount of $20,000,000 based on the net revenue attributable to the GDS Business over the course of the next six fiscal years. We recorded a net gain on the sale of the GDS business of $25.2 million in 2011. The sales price of $30.3 million includes an initial cash payment of $30.0 million and an accrued net working capital adjustment of an additional $254,000. The proceeds were offset by $2.8 million in legal and other fees related to the sale and $2.3 million in net balance sheet dispositions and write-offs.

In December 2011, we disposed of the extended warranty contracts related to the GDS Business, which were outstanding as of the date of the sale of the GDS Business but were not included in the August 2011 transaction. In exchange for transferring the liability related to the extended warranty contracts, which was previously recorded as deferred revenue, we made a cash payment to Devicor of $178,000.

In 2011, the gains on the sale of the GDS Business and the disposition of the extended warranty contracts will be reduced by estimated tax expense.

As a result of our decision to hold Cardiosonix for sale, we reduced all assets and liabilities to their estimated fair value at that time. In accordance with current accounting guidance, we recorded an impairment loss of $1.7 million, primarily related to $1.3 million of intangible assets, $416,000 of inventory, and $30,000 of equipment. The impairment loss was included in the loss from discontinued operations for the year ended December 31, 2009.

We estimate an allowance for doubtful accounts based on a review and assessment of specific accounts receivable and write off accounts when deemed uncollectible. The allowance for doubtful accounts at December 31, 2010 and 2009 was $1,200 and $1,000, respectively. At December 31, 2010, approximately 87% of net accounts receivable were due from Devicor and EES. At December 31, 2009, approximately 82% of net accounts receivable were due from EES.

During 2010 and 2009, we also wrote off $65,000 and $2,000, respectively, of excess and obsolete gamma detection device materials.

Notes to the Consolidated Financial Statements

Deferred revenue consists primarily of non-refundable license fees and reimbursement of past research and development expenses which EES paid us as consideration for extending our distribution agreement with them. During 2010 and 2009, we recognized license revenue of $100,000 in each year. The unearned license revenue remaining at the sale of the GDS Business was written off as part of the gain on the sale. In addition, deferred revenue includes revenues from the sale of extended warranties covering our medical devices over periods of one to five years. Prior to the disposal of the extended warranty contracts, we recognized revenue from extended warranty sales on a pro-rata basis over the period covered by the extended warranty.

As a result of the sale of the GDS Business, we reclassified all assets and liabilities as assets and liabilities associated with discontinued operations. We also reclassified all remaining assets and liabilities related to discontinued operations of our Cardiosonix subsidiary for all periods presented, the amounts of which are not significant. The following assets and liabilities have been segregated and included in assets associated with discontinued operations or liabilities associated with discontinued operations, as appropriate, in the consolidated balance sheets:

	December 31, 2010	December 31, 2009

Accounts receivable, net	$1,917,213	$1,346,844
Inventory, net	826,588	630,823
Other current assets	40,839	83,950
Assets associated with discontinued operations, current	2,784,640	2,061,617

Property and equipment, net of accumulated depreciation	114,248	155,396
Patents and trademarks, net of accumulated amortization	60,215	61,978
Assets associated with discontinued operations, non-current	174,463	217,374

Total assets associated with discontinued operations	$2,959,103	$2,278,991

Accounts payable	$170,981	$312,793
Accrued liabilities	279,167	244,420
Deferred revenue, current	654,430	560,369
Liabilities associated with discontinued operations, current	1,104,578	1,117,582

Deferred revenue, non-current	672,924	534,119

Liabilities associated with discontinued operations	$1,777,502	$1,651,701

Notes to the Consolidated Financial Statements

In addition, we reclassified revenues and expenses related to the GDS Business and our Cardiosonix subsidiary to discontinued operations for all periods presented. The following amounts, as well as the $1.7 million Cardiosonix impairment in 2009, have been segregated from continuing operations and included in discontinued operations in the consolidated statements of operations:

	Years Ended December 31,
	2010	2009	2008

Net sales	$10,140,476	$9,647,160	$7,886,270
Cost of goods sold	3,230,575	3,185,584	3,010,232
Gross profit	6,909,901	6,461,576	4,876,038

Operating expenses:
Research and development	371,794	635,863	763,389
Selling, general and administrative	258,452	418,111	462,277
Total operating expenses	630,246	1,053,974	1,225,666

Other expense, net	(529)	(800)	(542)

Income from discontinued operations	$6,279,126	$5,406,802	$3,649,830

Cash flows associated with the operation of the GDS Business and Cardiosonix have been combined within operating, investing and financing cash flows, as appropriate, in our consolidated statements of cash flows.

Subsequent to the sale of the GDS Business, the Company re-evaluated its segment disclosures and determined that our radiopharmaceutical products under development constitute our only current line of business.

Notes to the Consolidated Financial Statements

3.      Fair Value Hierarchy

The following tables set forth, by level, financial liabilities measured at fair value on a recurring basis:

Liabilities Measured at Fair Value on a Recurring Basis as of December 31, 2010

	Quoted Prices in Active Markets for Identical Assets and Liabilities	Significant Other Observable Inputs	Significant Unobservable Inputs	Balance as of December 31,
Description	(Level 1)	(Level 2)	(Level 3)	2010
Liabilities:
Derivative liabilities related to warrants, current portion	$—	$405,524	$—	$405,524
Derivative liabilities related to warrants, long-term portion	—	2,077,799	—	2,077,799
Total derivative liabilities	$—	$2,483,323	$—	$2,483,323

Liabilities Measured at Fair Value on a Recurring Basis as of December 31, 2009

	Quoted Prices in Active Markets for Identical Assets and Liabilities	Significant Other Observable Inputs	Significant Unobservable Inputs	Balance as of December 31,
Description	(Level 1)	(Level 2)	(Level 3)	2009
Liabilities:
Derivative liabilities related to warrants	$—	$985,664	$—	$985,664
Derivative liabilities related to put options	—	—	966,000	966,000
Total derivative liabilities	$—	$985,664	$966,000	$1,951,664

There were no transfers in or out of our Level 1 and Level 2 fair value measurements during year ended December 31, 2010. During the year ended December 31, 2009, we transferred $7.7 million into our Level 2 liabilities. The transfer was a result of the required January 1, 2009 adoption of a new accounting standard which clarified the determination of whether equity-linked instruments, such as warrants to purchase our common stock, are considered indexed to our own stock. As a result of adopting the new standard, certain warrants to purchase our common stock that were previously treated as equity were reclassified as derivative liabilities.

Notes to the Consolidated Financial Statements

The following tables set forth a summary of changes in the fair value of our Level 3 liabilities for the years ended December 31, 2010 and 2009:

Year Ended December 31, 2010

Description	Balance at December 31, 2009	Unrealized Losses	Purchases, Issuances and Settlements	Transfers In and/or (Out)	Balance at December 31, 2010
Liabilities:
Derivative liabilities related to put options	$966,000	$—	$(966,000)	$—	$—

Year Ended December 31, 2009

Description	Balance at December 31, 2008	Unrealized Losses	Adoption of New Accounting Standard (Note 14)	Transfers In and/or (Out)	Balance at December 31, 2009
Liabilities:
Derivative liabilities related to conversion and put options	$853,831	$7,596,329	$5,304,487	$(12,788,647)	$966,000

4.	Stock-Based Compensation

For the years ended December 31, 2010 and 2009, our total stock-based compensation expense was approximately $598,000 and $445,000, respectively. We have not recorded any income tax benefit related to stock-based compensation for the years ended December 31, 2010 and 2009.

A summary of the status of our stock options as of December 31, 2010, and changes during the year then ended, is presented below:

	Year Ended December 31, 2010
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at beginning of year	5,689,500	$0.44
Granted	615,000	1.83
Exercised	(491,667)	0.42
Forfeited	(18,333)	0.74
Expired	(60,000)	0.75
Outstanding at end of year	5,734,500	$0.58	5.1 years	$8,471,410

Exercisable at end of year	4,581,833	$0.39	4.1 years	$7,635,470

The weighted average grant-date fair value of options granted in 2010 and 2009 was $1.13 and $0.68, respectively. During 2010, 491,667 stock options with an aggregate intrinsic value of $697,662 were exercised in exchange for issuance of 350,156 shares of our common stock, resulting in gross proceeds of $32,550. During 2009, 465,000 stock options with an aggregate intrinsic value of $282,250 were exercised in exchange for issuance of 400,441 shares of our common stock, resulting in gross proceeds of $148,750. During 2010 and 2009, the aggregate fair value of stock options vested was $668,000 and $343,000, respectively.

Notes to the Consolidated Financial Statements

A summary of the status of our unvested restricted stock as of December 31, 2010, and changes during the year then ended, is presented below:

	Year Ended December 31, 2010
	Number of Shares	Weighted Average Grant-Date Fair Value
Unvested at beginning of year	1,719,000	$0.76
Granted	660,000	1.86
Vested	—	—
Forfeited	(4,500)	0.65
Unvested at end of year	2,374,500	$1.07

During 2009, 5,000 shares of restricted stock vested with an aggregate fair value of $6,000.

As of December 31, 2010, there was approximately $2.3 million of total unrecognized compensation cost related to unvested stock-based awards, which we expect to recognize over remaining weighted average vesting terms of 1.9 years. See Note 1(e).

5.	Earnings Per Share

Basic earnings (loss) per share is calculated by dividing net income (loss) attributable to common stockholders by the weighted-average number of common shares and, except for periods with a loss from operations, participating securities outstanding during the period. Diluted earnings (loss) per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company include convertible securities, options and warrants.

The following table sets forth the reconciliation of the weighted average number of common shares outstanding to those used to compute basic and diluted earnings (loss) per share for the years ended December 31, 2010 and 2009:

	Basic and Diluted Earnings Per Share
	Years Ended December 31,
	2010	2009
Outstanding shares	86,319,913	80,936,711
Effect of weighting changes in outstanding shares	(3,218,915)	(5,445,840)
Unvested restricted stock	(2,374,500)	(1,719,000)
Adjusted shares	80,726,498	73,771,871

Earnings (loss) per common share for the years ended December 31, 2010 and 2009 excludes the effects of 64,121,457 and 58,840,844 common share equivalents, respectively, since such inclusion would be anti-dilutive. The excluded shares consist of common shares issuable upon exercise of outstanding stock options and warrants, and upon the conversion of convertible debt and convertible preferred stock.

The Company’s unvested stock awards contain nonforfeitable rights to dividends or dividend equivalents, whether paid or unpaid (referred to as “participating securities”). Therefore, the unvested stock awards are included in the number of shares outstanding for both basic and diluted earnings per share calculations, except in the event of a net loss from operations. Due to our net loss, 2,374,500 and 1,719,000 shares of unvested restricted stock were excluded in determining basic and diluted loss per share for the years ended December 31, 2010 and 2009, respectively.

Notes to the Consolidated Financial Statements

6.	Inventory

The components of net inventory at December 31, 2010 and 2009 are as follows:

	2010	2009
Pharmaceutical materials	$482,000	$525,000
Pharmaceutical work-in-process	150,000	—
	$632,000	$525,000

During 2010 and 2009, we capitalized $741,000 and $525,000, respectively, of inventory costs associated with our Lymphoseek product. During 2010 and 2008, we wrote off $634,000 and $153,000, respectively, of previously capitalized Lymphoseek inventory due to changes in our projections of the probability of future commercial use for the specific lots previously capitalized or the consumption of the Lymphoseek material in previously unanticipated product development activities.

7.	Property and Equipment

The major classes of property and equipment are as follows:

	Useful Life	2010	2009
Production machinery and equipment	5 years	$218,205	$—
Other machinery and equipment, primarily computers	2 – 5 years	426,778	397,611
Furniture and fixtures	7 years	423,769	353,863
Software	3 years	213,326	183,059
Leasehold improvements	Life of Lease1	84,027	74,682
		$1,366,105	$1,009,215

1 We amortize leasehold improvements over the life of the lease, which in all cases is shorter than the estimated useful life of the asset.

Property and equipment includes $40,000 of equipment under capital leases with accumulated amortization of $21,000 and $10,000 at December 31, 2010 and 2009, respectively. During 2010, 2009 and 2008, we recorded $102,000, $78,000 and $70,000, respectively, of depreciation and amortization related to property and equipment. During 2010, 2009 and 2008, we recorded net losses of less than $1,000 in each year on the disposal of property and equipment.

8.	Accrued Liabilities and Other

Accrued liabilities and other at December 31, 2010 and 2009 consist of the following:

	2010	2009
Contracted services and other	$621,612	$461,377
Compensation	257,787	187,518
Interest and dividends	126,111	168,333
Capital lease obligations, current portion	8,620	11,265
	$1,014,130	$828,493

Notes to the Consolidated Financial Statements

9.	Convertible Securities

In July 2007, David C. Bupp, our President and CEO, and certain members of his family (the Bupp Investors) purchased a $1.0 million convertible note (the Bupp Note) and warrants. The Bupp Note bore interest at 10% per annum, had an original term of one year and was repayable in whole or in part with no penalty. The note was convertible, at the option of the Bupp Investors, into shares of our common stock at a price of $0.31 per share. As part of this transaction, we issued the Bupp Investors Series V warrants to purchase 500,000 shares of our common stock at an exercise price of $0.31 per share, expiring in July 2012.

In December 2007, we entered into a Securities Purchase Agreement (SPA) with Platinum Montaur Life Sciences, LLC (Montaur), pursuant to which we issued Montaur a 10% Series A Convertible Senior Secured Promissory Note in the principal amount of $7,000,000, $3.5 million of which was convertible into shares of our common stock at the conversion price of $0.26 per share, due December 26, 2011 (the Series A Note); and a five-year Series W warrant to purchase 6,000,000 shares of our common stock at an exercise price of $0.32 per share.

In connection with the SPA, Montaur requested that the term of the $1.0 million Bupp Note be extended approximately 42 months or until at least one day following the maturity date of the Series A Note. In consideration for the Bupp Investors’ agreement to extend the term of the Bupp Note pursuant to an Amendment to the Bupp Purchase Agreement, dated December 26, 2007, we agreed to provide security for the obligations evidenced by the Amended 10% Convertible Note in the principal amount of $1,000,000, due December 31, 2011, executed by Neoprobe in favor of the Bupp Investors (the Amended Bupp Note), under the terms of a Security Agreement, dated December 26, 2007, by and between Neoprobe and the Bupp Investors (the Bupp Security Agreement). As further consideration for extending the term of the Bupp Note, we issued the Bupp Investors additional Series V warrants to purchase 500,000 shares of our common stock at an exercise price of $0.32 per share, expiring in December 2012.

In April 2008, following receipt by the Company of clearance from the United States Food and Drug Administration to commence a Phase 3 clinical trial for Lymphoseek in patients with breast cancer or melanoma, we amended the SPA related to the second tranche and issued Montaur a 10% Series B Convertible Senior Secured Promissory Note in the principal amount of $3,000,000, which was convertible into shares of our common stock at the conversion price of $0.36 per share, also due December 26, 2011 (the Series B Note, and hereinafter referred to collectively with the Series A Note as the Montaur Notes); and a five-year Series X warrant to purchase 8,333,333 shares of our common stock at an exercise price of $0.46 per share.

In December 2008, after we obtained 135 vital blue dye lymph nodes from patients who had completed the injection of the drug and surgery in a Phase 3 clinical trial of Lymphoseek in patients with breast cancer or melanoma, we issued Montaur 3,000 shares of our 8% Series A Cumulative Convertible Preferred Stock (the Series A Preferred Stock) and a five-year Series Y warrant to purchase 6,000,000 shares of our common stock at an exercise price of $0.575 per share (hereinafter referred to collectively with the Series W warrant and Series X warrant as the Montaur Warrants), for an aggregate purchase price of $3,000,000. The “Liquidation Preference Amount” for the Series A Preferred Stock was $1,000 and the “Conversion Price” of the Series A Preferred Stock was set at $0.50 on the date of issuance, thereby making the shares of Series A Preferred Stock convertible into an aggregate 6,000,000 shares of our common stock, subject to adjustment as described in the Certificate of Designations.

In July 2009, we entered into a Securities Amendment and Exchange Agreement with Montaur, pursuant to which Montaur agreed to the amendment and restatement of the terms of the Montaur Notes, the Series A Preferred Stock, and the Montaur Warrants. The Series A Note was amended to grant Montaur conversion rights with respect to the $3.5 million portion of the Series A Note that was previously not convertible. The newly convertible portion of the Series A Note was convertible into 3,600,000 shares of our common stock at $0.9722 per share. The amendments also eliminated certain price reset features of the Montaur Notes, the Series A Preferred Stock and the Montaur Warrants that had created significant non-cash derivative liabilities on the Company’s balance sheet. In conjunction with this transaction, we issued Montaur a Series AA Warrant to purchase 2.4 million shares of our common stock at an exercise price of $0.97 per share, expiring in July 2014. The change in terms of the Montaur Notes, the Series A Preferred Stock and the Montaur Warrants were treated as an extinguishment of debt for accounting purposes. Following the extinguishment, the Company’s balance sheet reflected the face value of the $10 million due to Montaur pursuant to the Montaur Notes, which approximated fair value at the date of the extinguishment.

Notes to the Consolidated Financial Statements

In June 2010, we entered into a Securities Exchange Agreement with Montaur, pursuant to which Montaur exchanged the Montaur Notes and the Series A Preferred Stock for 10,000 shares of Series B Convertible Preferred Stock (the Series B Preferred Stock), convertible into 32,700,000 shares of common stock. The Series B Preferred Stock is convertible at the option of Montaur, carries no dividend requirements and participates equally with our common stock in liquidation proceeds based upon the number of common shares into which the Series B Preferred Stock is then convertible. As consideration for the exchange, Neoprobe issued additional Series B Preferred Stock which is convertible into 1.3 million shares of common stock. Also in June 2010, we entered into a Securities Exchange Agreement with the Bupp Investors, pursuant to which the Bupp Investors exchanged the Amended Bupp Note for 1,000 shares of Series C Convertible Preferred Stock (the Series C Preferred Stock), convertible into 3,226,000 shares of common stock. The Series C Preferred Stock has a 10% dividend rate, payable quarterly until December 31, 2011, and participates equally with our common stock in liquidation proceeds based upon the number of common shares into which the Series C Preferred Stock is then convertible. The exchange of the Montaur Notes, the Series A Preferred Stock and the Amended Bupp Note were treated as extinguishments for accounting purposes. As a result, the Company recognized a loss on extinguishment of debt of $47.1 million, including the write-off of $966,000 in put option derivative liabilities, and recorded a deemed dividend of $8.0 million during the second quarter of 2010. As a result of these exchange transactions, all security interests in the Company’s assets held by Montaur and the Bupp Investors were extinguished.

During the years ended December 31, 2010 and 2009, we recorded interest expense of $16,000 and $428,000, respectively, related to amortization of the debt discounts and deferred financing costs related to our convertible notes.

10.	Derivative Instruments

Effective January 1, 2009, we adopted a new accounting standard which clarified the determination of whether equity-linked instruments (or embedded features), such as our convertible securities and warrants to purchase our common stock, are considered indexed to our own stock. As a result of adopting the new standard, certain embedded features of our convertible securities which were extinguished in the second quarter of 2010, as well as warrants to purchase our common stock, that were previously treated as equity were recorded as derivative liabilities. We do not use derivative instruments for hedging of market risks or for trading or speculative purposes.

Notes to the Consolidated Financial Statements

The impact of the January 1, 2009 adoption of the new accounting standard is summarized in the following table:

	December 31, 2008	Impact of New Accounting Standard Adoption	January 1, 2009
Other assets	$594,449	$2,104	$596,553
Total assets	$9,619,450		$9,621,554

Notes payable to investors, net of discounts	$4,998,851	(54,396)	$4,944,455
Derivative liabilities	853,831	13,017,540	13,871,371
Total liabilities	$9,645,175		$22,608,319

Additional paid-in capital	$145,742,044	(8,948,089)	$136,793,955
Accumulated deficit	(148,840,015)	(4,012,951)	(152,852,966)
Total stockholders’ deficit	$(3,025,725)		$(15,986,765)

Convertible Notes – other assets increased $2,104, notes payable to investors, net of discount, increased $518,229, derivative liabilities increased $4,146,392, additional paid-in capital decreased $2,843,781, and accumulated deficit increased $1,818,736.
Convertible Preferred Stock – derivative liabilities increased $1,158,095, additional paid-in capital decreased $1,550,629, and accumulated deficit decreased $392,534.
Warrants – notes payable to investors, net of discount, decreased $572,625, derivative liabilities increased $7,713,053, additional paid-in capital decreased $4,553,679, and accumulated deficit increased $2,586,749.

In July 2009, we entered into a Securities Amendment and Exchange Agreement with Montaur, pursuant to which Montaur agreed to the amendment and restatement of the terms of the Montaur Notes, the Series A Preferred Stock, and the Montaur Warrants as discussed in Note 13. As a result, the Company reclassified $27.0 million in derivative liabilities related to the Montaur Notes, the Series A Preferred Stock, and the Montaur Warrants to additional paid-in capital. Also in July 2009, Montaur exercised 2,844,319 of their Series Y warrants, which resulted in a decrease in the related derivative liability of $2.2 million. In June 2010, we entered into a Securities Exchange Agreement with Montaur, pursuant to which Montaur exchanged the Montaur Notes and the Series A Preferred Stock for 10,000 shares of Series B Convertible Preferred Stock. As a result of this exchange transaction, the Company wrote off $966,000 in put option derivative liabilities during the second quarter of 2010.

In November 2010, we entered into agreements with certain institutional investors, pursuant to which the investors purchased $6.0 million of our common stock at $1.90 per share. In addition to the common stock, we issued two series of warrants to the investors: (1) one-year Series CC warrants to purchase 1,578,948 shares of our common stock at an exercise price of $2.11 per share, and (2) two-year Series DD warrants to purchase 1,578,948 shares of our common stock at an exercise price of $2.11 per share. The Series CC and Series DD warrants originally contained language that required Neoprobe to classify the warrants as derivative liabilities, and we recorded them at their estimated fair values totaling $1.2 million. On December 23, 2010, a portion of the Series CC and Series DD warrants were modified to remove the language that had previously required them to be classified as derivative liabilities. As a result of the modification of certain of the Series CC and Series DD warrants, we reclassified $801,000 in derivative liabilities related to those warrants to additional paid-in capital. See Note 18(a).

During 2010, 120,000 Series V warrants and 60,000 Series Z warrants were exercised. The Company reclassified $280,000 in derivative liabilities related to these warrants to additional paid-in capital.

Notes to the Consolidated Financial Statements

The net effect of marking the Company’s derivative liabilities to market during the years ended December 31, 2010 and 2009 resulted in net increases in the estimated fair values of the derivative liabilities of $1.3 million and $18.1 million, respectively, which were recorded as non-cash expense. The total estimated fair value of the derivative liabilities was $2.5 million and $2.0 million as of December 31, 2010 and 2009, respectively.

11.	Equity

a.
Common Stock Purchase Agreement: In December 2006, we entered into a Common Stock Purchase Agreement with Fusion Capital Fund II, LLC (Fusion Capital), an Illinois limited liability company, to sell $6.0 million of our common stock to Fusion Capital over a 24-month period which ended on November 21, 2008. Through November 21, 2008, we sold 7,568,671 shares of our common stock to Fusion Capital under the agreement for proceeds of $1.9 million. In December 2008, we entered into the First Amendment to the Common Stock Purchase Agreement (the First Amendment) which gave us a right to sell an additional $6.0 million of our common stock to Fusion Capital before March 1, 2011, along with the $4.1 million of the unsold balance of the $6.0 million we originally had the right to sell to Fusion Capital under the original agreement.

In December 2006, we issued 720,000 shares of our common stock to Fusion Capital as a commitment fee upon execution of the agreement. In connection with sales of our common stock, we issued an additional 234,000 shares of our common stock to Fusion Capital as an additional commitment fee. In connection with entering into the First Amendment, we issued an additional 360,000 shares in consideration for Fusion Capital’s entering into the amendment. Also, as an additional commitment fee, we agreed to issue to Fusion Capital pro rata an additional 486,000 shares of our common stock as we sell the first $4.1 million of our common stock to Fusion Capital under the agreement as amended.

In March 2010, we sold 540,541 shares of our common stock to Fusion Capital for proceeds of $1.0 million under the amended agreement. In connection with this sale, we issued 120,000 shares of our common stock to Fusion Capital as an additional commitment fee.  Subsequent to this sale, the remaining aggregate amount of our common stock we can sell to Fusion Capital under the amended agreement is approximately $9.1 million. We have reserved a total of 10,113,459 shares of our common stock in respect to potential sales of common stock we may make to Fusion Capital in the future under the amended agreement.

b.
Securities Purchase Agreement: In November 2010, we entered into a Securities Purchase Agreement with institutional investors for a registered direct offering of 3,157,896 shares of our common stock at a price of $1.90 per share for total gross proceeds of $6.0 million. In addition to the common stock, we issued one-year Series CC warrants to purchase 1,578,948 shares of our common stock at an exercise price of $2.11 per share, and two-year Series DD warrants to purchase 1,578,948 shares of our common stock at an exercise price of $2.11 per share. As compensation for the services of the placement agent in connection with the offering, we paid the placement agent $420,000 (7% of the gross proceeds) and issued five-year Series EE warrants to purchase 157,895 shares of our common stock at an exercise price of $2.375 per share. The common stock, warrants, and shares of common stock underlying the warrants were issued pursuant to a shelf registration statement on Form S-3 that was declared effective by the Securities and Exchange Commission in August 2010.

Notes to the Consolidated Financial Statements

c.
Stock Warrants: At December 31, 2010, there are 21.2 million warrants outstanding to purchase our common stock. The warrants are exercisable at prices ranging from $0.31 to $2.375 per share with a weighted average exercise price per share of $0.75. See Note 18(b).

The following table summarizes information about our outstanding warrants at December 31, 2010:

	Exercise Price	Number of Warrants	Expiration Date
Series V	$0.31	380,000	July 2012
Series V	0.32	450,000	December 2012
Series W	0.32	6,000,000	December 2012
Series X	0.46	8,333,333	April 2013
Series Z	0.70	30,000	August 2013
Series Z	0.85	30,000	August 2013
Series AA	0.97	2,400,000	July 2014
Series BB	2.00	300,000	July 2015
Series CC	2.11	1,578,948	November 2011
Series DD	2.11	1,578,948	November 2012
Series EE	2.375	157,895	August 2015
	$0.75	21,239,124

During 2009, David C. Bupp, our President and CEO, exercised 50,000 Series Q warrants in exchange for issuance of 50,000 shares of our common stock, resulting in gross proceeds of $25,000. The remaining 325,000 Series Q warrants held by Mr. Bupp expired during the year. During the same period, another Bupp Investor exercised 50,000 Series V warrants in exchange for issuance of 50,000 shares of our common stock, resulting in gross proceeds of $16,000. Also during 2009, certain outside investors exercised a total of 1,480,000 Series U warrants on a cashless basis in exchange for issuance of 848,507 shares of our common stock.

In July 2009, in conjunction with entering into a Securities Amendment and Exchange Agreement, Montaur exercised 2,844,319 Series Y warrants in exchange for issuance of 2,844,319 shares of our common stock, resulting in gross proceeds of $1.6 million. In September 2009, Montaur exercised their remaining 3,155,681 Series Y warrants in exchange for issuance of 3,155,681 shares of our common stock, resulting in additional gross proceeds of $1.8 million.

During 2010, a Bupp Investor exercised 120,000 Series V warrants in exchange for issuance of 120,000 shares of our common stock, resulting in gross proceeds of $37,200. Also during 2010, certain outside investors exercised a total of 60,000 Series Z warrants on a cashless basis in exchange for issuance of 37,778 shares of our common stock.

In July 2010, we issued five-year Series BB Warrants to purchase 300,000 shares of our common stock at an exercise price of $2.00 per share to an investment advisory firm in connection with a consulting agreement.

See Note 11(b) for a discussion of Series CC, Series DD, and Series EE warrant transactions during 2010.

d.	Common Stock Reserved: As of December 31, 2010, we have reserved 62,899,624 shares of authorized common stock for the exercise of all outstanding options, warrants, and convertible preferred stock.

Notes to the Consolidated Financial Statements

12.	Income Taxes

As of December 31, 2010 and 2009, our deferred tax assets in the U.S. were approximately $37.9 million and $34.2 million, respectively, prior to any limitations under Sections 382 and 383 of the Internal Revenue Code (IRC), as discussed below. The components of our deferred tax assets are summarized as follows:

	As of December 31,
	2010	2009
Deferred tax assets:
U.S. net operating loss carryforwards	$30,121,076	$27,513,699
R&D credit carryforwards	6,006,233	5,067,722
Temporary differences	1,745,473	1,617,390
Deferred tax assets before valuation allowance	37,872,782	34,198,811
Valuation allowance	(37,872,782)	(34,198,811)
Net deferred tax assets	$—	$—

Current accounting standards require a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets may not be realized. Due to the uncertainty surrounding the realization of these deferred tax assets in future tax returns, all of the deferred tax assets have been fully offset by a valuation allowance at December 31, 2010 and 2009.

As of December 31, 2010 and 2009, we had U.S. net operating loss carryforwards of approximately $88.6 million and $92.6 million, respectively.  At December 31, 2010 and 2009, we had U.S. R&D credit carryforwards of approximately $6.0 million and $5.1 million, respectively. U.S. net operating loss carryforwards of $9.5 million and $9.0 million and R&D credit carryforwards of $156,000 and $311,000 expired during 2010 and 2009, respectively. The details of our U.S. net operating loss and R&D credit carryforward amounts and expiration dates are summarized as follows:

	As of December 31, 2010
Expiration	U.S. Net Operating Loss Carryforwards	U.S. R&D Credit Carryforwards
2011	$16,551,856	$346,305
2012	20,797,107	1,064,623
2013	17,142,781	1,173,387
2014	—	130,359
2015	—	71,713
2016	—	39,128
2017	1,282,447	5,350
2018	337,714	2,905
2019	1,237,146	22,861
2020	3,246,062	218,332
2021	3,127,238	365,541
2022	2,863,443	342,898
2023	2,826,656	531,539
2024	13,753,769	596,843
2025	5,425,180	1,094,449
Total carryforwards	$88,591,399	$6,006,233

As of December 31, 2010 and 2009, Cardiosonix had tax loss carryforwards in Israel of approximately $12.3 and $12.2 million, respectively, primarily related to net operating loss carryforwards available to offset future taxable income, if any. Under current Israeli tax law, net operating loss carryforwards do not expire. Due to the uncertainty surrounding the realization of the related deferred tax assets in future tax returns, all of the deferred tax assets have been fully offset by a valuation allowance at December 31, 2010 and 2009. Current accounting standards require that reduction in the amount of an acquired valuation allowance be recorded as a reduction of income tax expense.

Notes to the Consolidated Financial Statements

Under Sections 382 and 383 of the IRC of 1986, as amended, the utilization of U.S. net operating loss and R&D tax credit carryforwards may be limited under the change in stock ownership rules of the IRC. As a result of ownership changes as defined by Sections 382 and 383, which have occurred at various points in our history, we believe utilization of our net operating loss carryfowards and tax credit carryforwards will likely be significantly limited under certain circumstances.

Reconciliations between the statutory federal income tax rate and our effective tax rate are as follows:

	Years Ended December 31,
	2010		2009
	Amount	%	Amount	%
Benefit at statutory rate	$(16,988,055)	(34.0)%	$(13,465,945)	(34.0)%
Adjustments to valuation allowance	3,410,056	6.8%	7,816,084	19.7%
Loss on extinguishment of debt	14,179,468	28.4%	5,343,694	13.5%
Other	(601,469)	(1.2)%	306,167	0.8%
Benefit per financial statements	$—		$—

13.	Agreements

a.
Supply Agreements: In February 2004, we entered into a product supply agreement with Nortech Systems, Inc. (Nortech, formerly TriVirix International) for the manufacture of certain of our medical device products. The term of this agreement expired in February 2010, but was automatically extended through February 2011, and may continue to be automatically extended for successive one-year periods. Either party has the right to terminate the agreement at any time upon 180 days prior written notice, or may terminate the agreement upon a material breach or repeated non-material breaches by the other. Total purchases under the product supply agreement were $1.7 million and $1.5 million for the years ended December 31, 2010 and 2009, respectively. As of December 31, 2010, we have issued purchase orders under the agreement with TriVirix for $1.4 million of our products for delivery through December 2011. In February 2011, the term of this agreement was once again automatically extended through February 2012.

In November 2009, we entered into a manufacture and supply agreement with Reliable Biopharmaceutical Corporation (Reliable) for the manufacture and supply of the active pharmaceutical ingredient (API) of Lymphoseek. The initial ten-year term of the agreement expires in November 2019, with options to extend the agreement for successive three-year terms. Either party has the right to terminate the agreement upon mutual written agreement, or upon material breach by the other party which is not cured within 60 days from the date of written notice of the breach. Total purchases under the manufacture and supply agreement were $1.0 million for the year ended December 31, 2010. As of December 31, 2010, we have issued purchase orders under the agreement with Reliable for $8,000 of our products for delivery through May 2011.

b.
Research and Development Agreements: Cardiosonix’s research and development efforts have been partially financed through grants from the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade (the OCS). Through the end of 2004, Cardiosonix received a total of $775,000 in grants from the OCS. In return for the OCS’s participation, Cardiosonix is committed to pay royalties to the Israeli Government at a rate of 3% to 5% of the sales of its products, if any, up to 300% of the total grants received, depending on the portion of manufacturing activity that takes place in Israel. In January 2006, the OCS consented to the transfer of manufacturing as long as we comply with the terms of the OCS statutes under Israeli law. We are not aware of any future performance obligations related to the grants received from the OCS. We do not believe we will be obligated to pay the OCS any amounts greater than any royalties due on future sales in the event that future sales are not sufficient to generate adequate revenue to completely cover the full amount of the grant. However, under certain limited circumstances, the OCS may withdraw its approval of a research program or amend the terms of its approval. Upon withdrawal of approval, Cardiosonix may be required to refund the grant, in whole or in part, with or without interest, as the OCS determines. Through December 2010, we have paid the OCS a total of $79,000 in royalties related to sales of products developed under this program. As of December 31, 2010, we have accrued obligations for royalties totaling less than $1,000.

Notes to the Consolidated Financial Statements

During January 2002, we completed a license agreement with the University of California, San Diego (UCSD) for a proprietary compound that we believe can be used as a lymph node locating agent in SLNB procedures. The license agreement is effective until the later of the expiration date of the longest-lived underlying patent or January 30, 2023. Under the terms of the license agreement, UCSD has granted us the exclusive rights to make, use, sell, offer for sale and import licensed products as defined in the agreement and to practice the defined licensed methods during the term of the agreement. In consideration for the license rights, we agreed to pay UCSD a license issue fee of $25,000 and license maintenance fees of $25,000 per year. We also agreed to pay UCSD milestone payments related to commencement of clinical trials and successful regulatory clearance for marketing of the licensed products, a 5% royalty on net sales of licensed products subject to a $25,000 minimum annual royalty, fifty percent of all sublicense fees and fifty percent of sublicense royalties. We also agreed to reimburse UCSD for all patent-related costs. Total costs related to the UCSD license agreement were $36,000 and $63,000 in 2010 and 2009, respectively, and were recorded in research and development expenses.

During April 2008, we completed a license agreement with UCSD for an expanded field of use allowing Lymphoseek to be developed as an optical or ultrasound agent. The license agreement is effective until the expiration date of the longest-lived underlying patent. Under the terms of the license agreement, UCSD has granted us the exclusive rights to make, use, sell, offer for sale and import licensed products as defined in the agreement and to practice the defined licensed methods during the term of the agreement. We may also sublicense the patent rights, subject to certain sublicense terms as defined in the agreement. In consideration for the license rights, we agreed to pay UCSD a license issue fee of $25,000 and license maintenance fees of $25,000 per year. We also agreed to pay UCSD milestone payments related to commencement of clinical trials and successful regulatory clearance for marketing of the licensed products, a 5% royalty on net sales of licensed products subject to a $25,000 minimum annual royalty, fifty percent of all sublicense fees and fifty percent of sublicense royalties. We also agreed to reimburse UCSD for all patent-related costs. Total costs related to the UCSD license agreement were $27,000 and $26,000 in 2010 and 2009, respectively, and were recorded in research and development expenses.

During January 2005, we completed a license agreement with The Ohio State University (OSU), Cira LLC, and Cira Bio for certain technology relating to activated cellular therapy. The license agreement is effective until the expiration date of the longest-lived underlying patent. Under the terms of the license agreement, OSU has granted the licensees the exclusive rights to make, have made, use, lease, sell and import licensed products as defined in the agreement and to utilize the defined licensed practices. We may also sublicense the patent rights. In consideration for the license rights, we agreed to pay OSU a license fee of $5,000 on January 31, 2006. We also agreed to pay OSU additional license fees related to initiation of Phase 2 and Phase 3 clinical trials, a royalty on net sales of licensed products subject to a minimum annual royalty of $100,000 beginning in 2012, and a percentage of any non-royalty license income. Also during January 2005, we completed a business venture agreement with Cira LLC that defines each party’s responsibilities and commitments with respect to Cira Bio and the license agreement with OSU. In connection with the execution of the option, Cira Ltd. also agreed to assign all interests in the ACT technology in the event of the closing of such a financing transaction.

c.
Employment Agreements: We maintain employment agreements with seven of our officers. The employment agreements contain termination and/or change in control provisions that would entitle each of the officers to 2 to 2.5 times their current annual salaries, vest outstanding restricted stock and options to purchase common stock, and continue certain benefits if there is a termination without cause or change in control of the Company (as defined) and their employment terminates. As of December 31, 2010, our maximum contingent liability under these agreements in such an event is approximately $3.3 million. The employment agreements also provide for severance, disability and death benefits. See Note 18(c).

Notes to the Consolidated Financial Statements

14.	Leases

We lease certain office equipment under capital leases which expire from 2011 to 2013. We also lease office space under an operating lease that expires in January 2013.

The future minimum lease payments for the years ending December 31 are as follows:

	Capital Leases	Operating Leases
2011	$10,848	$139,395
2012	6,900	143,256
2013	5,750	8,930
	23,498	$291,581
Less amount representing interest	3,950
Present value of net minimum lease payments	19,548
Less current portion	8,620
Capital lease obligations, excluding current portion	$10,928

Total rental expense was $125,000 and $115,000 for the years ended December 31, 2010 and 2009, respectively.

15.	Employee Benefit Plan

We maintain an employee benefit plan under Section 401(k) of the Internal Revenue Code. The plan allows employees to make contributions and we may, but are not obligated to, match a portion of the employee’s contribution with our common stock, up to a defined maximum. We accrued expenses of $48,000 and $41,000 during 2010 and 2009, respectively, related to common stock to be contributed to the plan in 2011 and 2010, respectively.

16.	Supplemental Disclosure for Statements of Cash Flows

During the years ended December 31, 2010, 2009 and 2008, we paid interest aggregating $136,000, $163,000 and $1.0 million, respectively. During the years ended December 31, 2010 and 2009, we issued 347,832 and 1,393,239 shares of our common stock, respectively, as payment of interest on our convertible debt and dividends on our convertible preferred stock. During 2010, 2009 and 2008, we issued 53,499, 80,883 and 114,921 shares of our common stock, respectively, as matching contributions to our 401(k) Plan. During the years ended December 31, 2010, 2009 and 2008, we transferred $79,000, $43,000 and $182,000, respectively, of inventory to fixed assets related to the creation and maintenance of a pool of service loaner equipment. During 2010 and 2008, we prepaid $71,000 and $171,000, respectively, in insurance through the issuance of notes payable to finance companies with weighted average interest rates of 7.0% and 6.6%, respectively. During 2009 and 2008, we purchased equipment under capital leases totaling $20,000 in each year. During the year ended December 31, 2010, we reclassified $223,000 of deferred stock offering costs to additional paid-in capital related to the issuance of our common stock to Fusion Capital. See Note 11(a). Also during the year ended December 31, 2010, we recorded a deemed dividend of $8.0 million related to the exchange of the Series A Preferred Stock for Series B Preferred Stock. See Note 9.

17.	Contingencies

We are subject to legal proceedings and claims that arise in the ordinary course of business. In our opinion, the amount of ultimate liability, if any, with respect to these actions will not materially affect our financial position.

Notes to the Consolidated Financial Statements

18.	Subsequent Events

a.
Change in Terms of Stock Warrants: In January 2011, certain Bupp Investors agreed to modify their outstanding Series V warrants to remove the language that had previously required them to be classified as derivative liabilities. The net effect of marking the derivative liabilities related to the modified Series V warrants to market resulted in net increases in the estimated fair values of the derivative liabilities of $48,000, which were recorded as non-cash expense. As a result of the modification of the Series V warrants, we reclassified $1.4 million in derivative liabilities related to those warrants to additional paid-in capital.

Also in January 2011, certain investors agreed to modify their outstanding Series CC and Series DD warrants to remove the language that had previously required them to be classified as derivative liabilities. The net effect of marking the derivative liabilities related to the modified Series CC and Series DD warrants to market resulted in net increases in the estimated fair values of the derivative liabilities of $76,000, which were recorded as non-cash expense. As a result of the modification of the Series CC and Series DD warrants, we reclassified $549,000 in derivative liabilities related to those warrants to additional paid-in capital.

b.
Stock Warrant Exercises: Between January 1 and March 15, 2011, certain outside investors exercised 1,578,948 Series CC warrants in exchange for issuance of 1,578,948 shares of our common stock, resulting in gross proceeds of $3,331,580. Also between January 1 and March 15, 2011, certain outside investors exercised 799,474 Series DD warrants in exchange for issuance of 799,474 shares of our common stock, resulting in gross proceeds of $1,686,890. The net effect of marking the derivative liabilities related to the exercised Series CC and Series DD warrants to market resulted in net increases in the estimated fair values of the derivative liabilities of $676,000, which were recorded as non-cash expense. As a result of the Series CC and Series DD warrant exercises, we reclassified $1.1 million in derivative liabilities related to those warrants to additional paid-in capital. See Note 11(b).

c.
Employment Agreements: During January 2011, we entered into new 2-year employment agreements with five of our officers. The new agreements have substantially similar terms to the officers’ previous agreements, except that the change in control provisions would entitle each of the officers to 1.5 times their current annual salaries. See Note 13(c).

Notes to the Consolidated Financial Statements

19.	Supplemental Information (Unaudited)

The following summary financial data are derived from our consolidated financial statements that have been audited by our independent registered public accounting firm. These data are qualified in their entirety by, and should be read in conjunction with, our Consolidated Financial Statements and Notes thereto included herein.

(Amounts in thousands, except per share data)	Years Ended December 31,
	2010	2009	2008	2007	2006
Statement of Operations Data:
Grant revenue	$617	$—	$—	$—	$—
Research and development expenses	8,941	4,380	3,756	2,116	2,466
Selling, general and administrative expenses	4,353	3,028	2,936	2,388	2,469
Loss from operations	(12,677)	(7,408)	(6,692)	(4,504)	(4,935)

Other expenses, net	(43,567)	(35,891)	(2,124)	(3,325)	(1,282)

Loss from continuing operations	(56,244)	(43,299)	(8,816)	(7,829)	(6,217)
Discontinued operations	6,279	3,693	3,650	2,741	1,476

Net loss	(49,965)	(39,606)	(5,166)	(5,088)	(4,741)
Preferred stock dividends	(8,207)	(240)	—	—	—

Loss attributable to common stockholders	$(58,172)	$(39,846)	$(5,166)	$(5,088)	$(4,741)

Loss per common share (basic and diluted):
Continuing operations	$(0.80)	$(0.59)	$(0.13)	$(0.12)	$(0.11)
Discontinued operations	$0.08	$0.05	$0.05	$0.04	$0.03
Loss attributable to common stockholders	$(0.72)	$(0.54)	$(0.08)	$(0.08)	$(0.08)

Shares used in computing loss per common share: (1)
Basic and diluted	80,726	73,772	68,594	62,921	58,587

	As of December 31,
	2010	2009	2008	2007	2006
Balance Sheet Data:
Total assets	$10,863	$9,018	$9,619	$7,063	$8,034
Long-term obligations	2,787	13,485	7,323	8,836	4,922
Accumulated deficit	(250,870)	(192,699)	(148,840)	(140,777)	(135,688)

(1)
Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted-average number of common shares and, except for periods of loss, participating securities outstanding during the period. Diluted earnings (loss) per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company include convertible securities, options and warrants. See Note 5.